Exhibit 10.27.3

Execution Copy

CLAIMS MANAGEMENT AND SERVICES AGREEMENT

between

AXA RE

and

PARIS RE

Dated December 21, 2006

En accord entre les parties, les présentes ont été reliées par le procédé ASSEMBLACT R.C. empéchant toute substitution ou addition et sont seulement signées ã la demiére page.

By consent between the parties, this agreement was bound using the ASSEMBLACT R.C. process, thereby preventing any substitutions or additions, and it is signed only on the final page.

TABLE OF CONTENTS

CLAIMS MANAGEMENT AND SERVICES AGREEMENT

-i-

5.4	AXA RE’s Right to Participate in Claims	6

	ARTICLE 6 HOLD HARMLESS AND INDEMNITY

6.1	Indemnification by PARIS RE	7
6.2	Indemnification by AXA RE	7
6.3	Indemnified Liabilities	7
6.4	Indemnification Procedure	8
6.5	Interruption in Services	8

	ARTICLE 7 OTHER SERVICES AND TRANSITION MATTERS

7.1	Access to Books and Records	8
7.2	Misdirected Funds	8
7.3	Information Technology	9

	ARTICLE 8 COMMENCEMENT AND TERM OF THIS AGREEMENT

8.1	Term	10
8.2	Material Breach	10
8.3	No Prejudice	10
8.4	Interruption in Services	10

	ARTICLE 9 MISCELLANEOUS

9.1	Payments	11
9.2	Modification; Waiver	11
9.3	Binding Agreement; Assignment	11
9.4	Severability	11
9.5	Schedules	12
9.6	Entire Agreement	12
9.7	Headings	12
9.8	Cooperation by AXA RE	12
9.9	No Control	12

-ii-

	ARTICLE 10 FURTHER ASSURANCES

	ARTICLE 11 GOVERNING LAW, DISPUTE RESOLUTION

11.1	Governing Law	12
11.2	Dispute Resolution	12
11.3	Jurisdiction	12

SCHEDULE 3.1	Services (including Exhibit A)
SCHEDULE 4.2	Calculation of Fee Payable to PARIS RE

-iii-

CLAIMS MANAGEMENT AND SERVICES AGREEMENT

This CLAIMS MANAGEMENT AND SERVICES AGREEMENT (this “Agreement”) is made as of December 21, 2006 between AXA RE, a French société anonyme (“AXA RE”) and PARIS RE, a French société anonyme (“PARIS RE”). AXA RE and PARIS RE are referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, AXA RE and PARIS RE Holdings Limited, a Bermuda holding company (“Purchaser”), have entered into the Stock Purchase Agreement, dated as of June 5, 2006 (as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the “Purchase Agreement”);

WHEREAS, AXA RE, PARIS RE, AXA Liabilities Managers, a French société par actions simplifiée (“ALM”), and Purchaser have entered into the Master Agreement, dated as of December 21, 2006 (as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the “Master Agreement”); and

WHEREAS, the Master Agreement and the Purchase Agreement contemplate that the Parties execute and deliver this Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the meanings ascribed thereto in the Quota Share Retrocession Agreement unless otherwise provided for herein.

“Accommodation Business” shall have the meaning ascribed thereto in the Issuance Agreement.

“First Closing Date” shall have the meaning ascribed thereto in the Purchase Agreement.

“Inuring Retrocessions” means reinsurance or retrocession agreements between AXA RE (as cedant) and third party reinsurers (as reinsurers or retrocessionaires of AXA RE) inuring to the benefit of Policies that are part of the Serviced Business, except for any such agreements that are serviced by ALM pursuant to the Run Off Services and Management Agreement.

“Issuance Agreement” shall mean the Issuance Agreement, dated as of the date hereof, as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, between AXA RE and PARIS RE.

“Joint Advisory Committee” shall have the meaning ascribed thereto in the Master Agreement.

“AXA Group” means AXA and all of its subsidiaries, which for the avoidance of doubt shall not include any member of the PARIS RE Group.

“PARIS RE Group” means PARIS RE and all of its subsidiaries.

“Quota Share Retrocession Agreement” shall mean the Quota Share Retrocession Agreement, dated as of the date hereof, as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, between AXA RE and PARIS RE.

“Serviced Business” means the Accommodation Business and all other Subject Business, but excluding all claims under the Serviced Policies and Inuring AXA RE Retrocession Agreements to the extent serviced by ALM pursuant to the Run Off Services and Management Agreement (without taking into account any subcontract or delegation contemplated thereby).

“Serviced Policies” shall have the meaning ascribed thereto in the Run Off Services and Management Agreement.

“Subject Business” shall mean, collectively, “Subject Business” as defined in the Quota Share Retrocession Agreement and “Subject Business” as defined in the Canadian Quota Share Retrocession Agreement.

ARTICLE 2

APPOINTMENT AS SERVICE PROVIDER

2.1 Appointment. AXA RE appoints PARIS RE to provide, and PARIS RE accepts such appointment and agrees to provide, with respect to the Serviced Business (including the Accommodation Business) and all related Inuring Retrocessions, the services described in Schedule 3.1 to this Agreement for the term specified and on the terms and conditions set forth in this Agreement (the “Services”).

2.2 Notices. As promptly as reasonably practicable after the First Closing Date, PARIS RE shall give written notice of PARIS RE’s appointment to all ceding insurers under Policies that are part of the Serviced Business and to all reinsurers and retrocessionaires that are parties to related Inuring Retrocessions and to any person who, after the First Closing Date, submits a claim under a Policy included in the Serviced Business. Such notice shall specify that PARIS RE has been appointed by AXA RE to provide the Services with respect to such Policies and that all future dealings should be had directly with PARIS RE, AXA RE shall cooperate and assist PARIS RE in the giving of such notices.

2.3 Standard of Care, Licenses and Authorizations. PARIS RE shall provide the Services in good faith and with reasonable skill and care, in accordance with the terms and conditions of the applicable Policies and consistent in all material respects with applicable law and regulations and on the basis of applicable practices, methods and technologies that PARIS RE would apply as if the Serviced Business were new business underwritten by PARIS RE in its own right and for its own account, provided, that the level of services provided by PARIS RE shall be consistent with the standards used by AXA RE prior to the First Closing Date but with due regard for the staffing levels of PARIS RE as compared to those of AXA RE prior to the First Closing Date. PARIS RE shall maintain any license, authorization, approval, consent or other regulatory requirement necessary for the purposes of entering into and giving effect to this Agreement. PARIS RE expressly agrees to perform its obligations under this Agreement in compliance with all applicable laws and regulations (including, without limitation, those in respect of anti-money laundering, know your customer, and suspicious activity reporting, as applicable).

2.4 Personnel; Subcontractors. PARIS RE agrees to maintain sufficient resources (including information technology systems) and personnel in order to provide or otherwise satisfy any reasonable request for the Services. Notwithstanding this, PARIS RE shall be entitled to delegate and/or subcontract any part of the Services (i) without AXA RE’s prior consent, to other entities of the PARIS RE Group, including branch operations and (ii) with AXA RE’s prior written consent (which consent shall not be unreasonably withheld), to any third party.

2.5 Existing Service Providers. AXA RE shall maintain in force and, if necessary, endorse and amend as appropriate any existing agreement by a party other than PARIS RE or any Affiliate of PARIS RE to provide services to AXA RE in respect of the Policies included in the Serviced Business, so as to confer the practical and other benefit of such services upon PARIS RE and to enable PARIS RE to provide the Services under, and otherwise to give full effect to, this Agreement.

ARTICLE 3

SERVICES TO BE RENDERED BY PARIS RE

3.1 Scope. The Services to be rendered by PARIS RE with respect to the Serviced Business (including the Accommodation Business), extending also to all dealings with related Inuring Retrocessions and salvage, subrogation or other recoveries arising with respect to the Serviced Business are set forth in Schedule 3.1.

3.2 Other Services. PARIS RE shall also provide any other Services as may be permitted by applicable law and as shall be reasonably requested in writing by AXA RE from time to time upon mutually agreed terms, including as to remuneration.

3.3 Power in Relation to Services. Except for any specific consent or authorization required from or discretion or power reserved to AXA RE and except as otherwise provided for under this Agreement or the Run Off Services and Management Agreement, PARIS RE shall have full authority, discretion and power to act in the name and on behalf of AXA RE in connection with the performance of the Services, including, without limitation, to manage all commutations of the Serviced Business and to investigate and/or settle claims relating to the Serviced Business.

3.4 Access to Records and Underwriting Information. PARIS RE will grant or, to the extent already granted, maintain reasonable access (during normal business hours, without undue disruption to PARIS RE’s business) or cause access to be granted or maintained (if held by another PARIS RE Group entity) to AXA RE and its Affiliates to all Records relating to the Serviced Business. Records shall include for the purposes of this Agreement underwriting information in the possession, custody, control or power of PARIS RE (including if held by another PARIS RE Group entity), which relates to a Policy subject to administration under this Agreement, or any other information which may be reasonably requested by AXA RE.

ARTICLE 4

CONVENTION DE GROUPEMENT DE FAIT AND REMUNERATION

4.1 Convention de groupement de fait. AXA RE and PARIS RE shall form between themselves a groupement de fait (de facto pooling) within the meaning of Section 261 B of the French tax code (code général des impôts), which shall be governed by this Agreement.

4.2 Remuneration to PARIS RE.

4.2.1 In consideration for the Services provided by PARIS RE pursuant to this Agreement (except for services, if any, provided pursuant to Section 3.2), AXA RE agrees to pay to PARIS RE a quarterly fee equal to the amount of actual costs incurred in provision of Services hereunder as calculated on the basis set forth in Schedule 4.2. Any payments pursuant to this Section shall be made in accordance with Section 6.04 of, as applicable, (i) the Quota Share Retrocession Agreement through adjustment of the Funds Withheld Balance and/or (ii) the Canadian Quota Share Retrocession Agreement through adjustment of the Canadian Funds Withheld Balance (as defined in the Canadian Quota Share Retrocession Agreement).

4.2.2 At least 30 days prior to the beginning of each calendar year (and with respect to 2006, within 10 days after the First Closing Date), PARIS RE shall deliver to AXA RE an annual budget showing the costs for which PARIS RE expects to be reimbursed pursuant to Section 4.2.1 during such calendar year. Each such annual budget shall be approved by AXA RE, subject to AXA RE’s reasonable satisfaction, within 15 days of its receipt by AXA RE. The Parties agree that the budget provided pursuant to this Section 4.2.2 shall not be binding on PARIS RE or AXA RE.

4.3 Purpose. This groupement de fait shall have for its purpose the rendering of the services described in Schedule 3.1 to this Agreement provided that such services shall be used by the Parties directly and exclusively for the purpose of their operations that are not subject to or exempt from value added tax and provided that such services shall be paid at cost in accordance with Section 4.2.

4.4 Seat. The seat of this groupement de fait shall be located at PARIS RE’s seat.

4.5 Administration. This groupement de fait shall be managed by the Joint Advisory Committee and decisions relating to the groupement de fait shall be approved by a majority of the members of the Joint Advisory Committee.

4.6 Termination. In accordance with the doctrine administrative 3 A 315, No. 5, of October 20, 1999, issued by the French tax authorities, to benefit from the exemption from value added tax under Section 261 B of the French tax code (code général des impôts) with respect to the groupement de fait, the revenues of each Party subject to value added tax must account for less than 20 per cent of its total revenues. Accordingly, if this threshold is exceeded in respect of either one of the Parties, the groupement de fait shall be terminated with effect as from the first day of the year following the accounting period in which the threshold was exceeded.

4.7 Accounting period. The accounting period shall be the calendar year, provided that the first accounting period shall begin on the date this Agreement becomes effective and shall end on December 31, 2006.

4.8 Management of the groupement de fait. For each accounting period, the Joint Advisory Committee shall draw a report of the operations concerning the groupement de fait that shall set out the expenses incurred and reimbursements received from the Parties in such accounting period. A copy of this report shall be made available to each Party.

4.9 Tax filings. AXA RE and PARIS RE shall procure that the tax forms set forth at Section 96 A of Appendix III to the French tax code (annexe III au code général des impôts) will be filed each year with the French tax authorities.

ARTICLE 5

LITIGATION; PARTICIPATION IN CLAIMS HANDLING

5.1 Notice of Litigation Initiated by Others. PARIS RE shall notify AXA RE in writing no later than five Business Days after receipt of any (1) notice of litigation, arbitration or other proceeding that has been instituted and names AXA RE or any of its affiliates as a defendant or respondent (whether under this Agreement, the Issuance Agreement or otherwise), and (2) any inquiry, complaint or notice of filing of a complaint with any governmental agency with respect to any denied claim or any claims handling procedure in connection with the Serviced Business or Inuring Retrocessions, regardless of whether or not the claim was paid or denied or with respect to any other matter relating to the Serviced Business or Inuring Retrocessions or the Services provided by PARIS RE. PARIS RE shall, at the expense of PARIS RE, promptly forward copies of all relevant pleadings, notices, demands, court filings or other documents received in connection with any such litigation, arbitration, proceeding, inquiry, complaint or other proceeding or matter. PARIS RE shall inform AXA RE as promptly as practicable of any developments with regard to any pending suit, arbitration or other formal proceeding for which it received notice pursuant to this Section 5.1.

5.2 Conduct of Defense. PARIS RE shall conduct the defense in the name and on behalf of AXA RE in any litigation, arbitration or regulatory proceeding brought against it with respect to the Serviced Business or Inuring Retrocessions. Except as provided in Section 5.4(3), PARIS RE shall pay the expenses of any litigation, arbitration or any regulatory proceeding or other matter with respect to the Serviced Business or Inuring Retrocessions.

5.3 Prior Notice of Litigation Initiated by PARIS RE. PARIS RE shall provide AXA RE with at least five Business Days prior notice of its intention to commence or initiate any suit, arbitration or other formal proceeding against any person in the name or on behalf of AXA RE with respect to any matter arising out of or relating to the Serviced Business or Inuring Retrocessions. PARIS RE shall provide with such notice a reasonable description of the basis for its proposed action and shall provide ALM, on behalf of AXA RE, with a reasonable opportunity to consult and/or comment on PARIS RE’s proposed action.

5.4 AXA RE’s Right to Participate in Claims. Notwithstanding the other terms of this Agreement, it is agreed that AXA RE may require that PARIS RE, acting on behalf of AXA RE, take any of the following actions with respect to a Policy included in the Serviced Business, even if any such action is contrary to the express written recommendation of PARIS RE, provided PARIS RE’s proposed handling or adjustment of a claim or loss is reasonably expected to cause (i) AXA RE or any other member of the AXA Group to encounter actual material damage or (ii) material damage to the commercial reputation of AXA RE or any other member of the AXA Group, and, in each case, the request by AXA RE is made in writing and the reason for such request and the nature of the actions are fully specified:

(1) asserting or foregoing a defense to coverage available under a Policy;

(2) initiating or continuing court or arbitration proceedings;

(3) selecting a legal representative of AXA RE or assuming from PARIS RE the conduct of the defense (at AXA RE’s own expense) of any suit, arbitration or other formal proceeding brought against AXA RE or any of its affiliates; and

(4) exercising a right under a Policy to cause a Cedant to take any of the actions specified in (1) and (2) above.

ARTICLE 6

HOLD HARMLESS AND INDEMNITY

6.1 Indemnification by PARIS RE. PARIS RE (the “Indemnifying Party”) shall indemnify and hold harmless (without any limitations) AXA RE and its affiliates and their respective officers and directors, employees, agents, successors and permitted assigns (collectively, the “Indemnified Parties”) from and against all Indemnified Liabilities arising from or related to (i) any fraud, willful misconduct or gross negligence of PARIS RE or any of its affiliates or their respective directors, officers, employees or agents in connection with the performance of their respective obligations under this Agreement and (ii) a material breach of this Agreement by PARIS RE.

6.2 Indemnification by AXA RE.

6.2.1 AXA RE (the “Indemnifying Party”) shall indemnify and hold harmless (without any limitations) PARIS RE and its affiliates and their respective officers and directors, employees, agents, successors and permitted assigns (collectively, the “Indemnified Parties”) from and against all Indemnified Liabilities arising from or related to (i) any fraud, willful misconduct or gross negligence of AXA RE or any of its affiliates of their respective directors, officers, employees or agents in connection with the performance of their respective obligations under this Agreement and (ii) a material breach of this Agreement by AXA RE.

6.2.2 Notwithstanding Section 6.2.1 above, PARIS RE is expressly entitled to be indemnified and held harmless by AXA RE under this Agreement against any Losses whatsoever and howsoever arising from any action taken by or any omission on the part of AXA RE in exercise or support of its rights under Section 5.4 of this Agreement.

6.3 Indemnified Liabilities. As used in this Article, “Indemnified Liabilities” means all losses, settlements, claims, actions, damages and liabilities, joint or several, judgments, debts, settlements, assessments, taxes (including any increase in tax liability due to a redetermination of tax attributes), penalties, costs and expenses (including reasonable attorneys’ fees and other costs of litigation, arbitration and settlement) suffered or incurred by an Indemnified Party in respect of any claim for which such Indemnified Party is entitled to indemnification pursuant to this Article 6, reduced by (i) any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party, (ii) any payments in respect of such Indemnified Liabilities received from, or on behalf of, the Indemnifying Party pursuant to another Transaction Agreement (as defined in the Purchase Agreement) and (iii) any actual tax savings actually realized by the Indemnified Party as a result of such losses, settlements, claims, damages and liabilities, joint or several, judgments, debts, settlements, assessments, penalties, costs and expenses. If any such reduction is determined after payment by the Indemnifying Party of any amount otherwise required to be paid pursuant to this Article 6, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that such Indemnifying Party would not have had to pay pursuant to this Article 6 had such determination been made at the time of such payment.

6.4 Indemnification Procedure. Any claim for indemnification under this Article 6 shall be subject to the applicable indemnification procedure set out in the Master Agreement.

6.5 Interruption in Services. Subject to Section 8.4 hereof, performance by either Party shall be suspended and such Party shall not be liable in damages or otherwise for any delay in performing or failure to perform its obligations under this Agreement if such delay or failure is caused in whole or part by force majeure, including acts of God, war or insurrection, strike, fire, flood, telecommunications or other electronic modes of communication or power interruption or failures, work stoppage, inability to obtain materials or any other event beyond the reasonable control of such Party.

ARTICLE 7

OTHER SERVICES AND TRANSITION MATTERS

7.1 Access to Books and Records. The Parties shall provide each other with reasonable access (during normal business hours, without undue disruption to the business of the other Party) on an ongoing basis to books, records, documents, data and information relevant to their respective rights and obligations towards third parties and to verify the satisfaction of the other Party’s obligations in respect of this Agreement, or to comply with reporting, filing or other requirements imposed on the requesting Party by applicable law. Each Party shall keep such books, records, documents and information for at least ten years after January 1, 2006, or such longer period as required by applicable law. Nothing contained herein shall affect the rights and obligations of the parties to the Quota Share Retrocession Agreement or Canadian Quota Share Retrocession Agreement with regard to the Records as defined in the Quota Share Retrocession Agreement or in the Canadian Quota Share Retrocession Agreement, as applicable.

7.2 Misdirected Funds. Unless otherwise provided for in this Agreement or the Quota Share Retrocession Agreement or the Canadian Quota Share Retrocession Agreement:

(1) Any cash or funds received by any member of the AXA Group subsequent to the First Closing Date relating to the businesses or assets of any member of the PARIS RE Group shall be refunded to PARIS RE, or as directed by PARIS RE, within 10 Business Days of receipt of such cash or funds.

(2) Any cash or funds paid by any member of the AXA Group subsequent to the First Closing Date relating to the businesses or assets of any member of the PARIS RE Group shall be refunded to, or as directed by, AXA RE, within 10 Business Days of delivery of an invoice and the underlying documentation explaining the nature of such refund to PARIS RE in respect of such payment.

(3) Any cash or funds received by any member of the PARIS RE Group subsequent to the First Closing Date relating to the businesses or assets of any member of the AXA Group shall be refunded to, or as directed by, AXA RE, within 10 Business Days of receipt of such cash or funds.

(4) Any cash or funds paid by any member of the PARIS RE Group subsequent to the First Closing Date relating to the businesses or assets of any member of the AXA Group shall be refunded to, or as directed by, PARIS RE, within 10 Business Days of delivery of an invoice and the underlying documentation explaining the nature of such refund to AXA RE in respect of such payment.

All payments shall be made without any deduction, any set-off or counterclaim in immediately available, freely transferable, cleared funds by wire transfer to an account designated by the person entitled to receive such payment pursuant to this Section 7.2.

7.3 Information Technology.

7.3.1 PARIS RE shall maintain or cause to be maintained and continue to provide access to members of the AXA Group to PARIS RE’s information technology systems, including, without limitation, the “Osiris” system (including its satellites “Pommard”, “Medoc”, “Petrus”, “Latour”, “Reporting” and “Statistics”) and other systems transferred to PARIS RE at or following the date hereof (each, an “IT System”), but only to the extent necessary for the provision of Services under this Agreement, as well as any reasonably requested technical support. The services provided by PARIS RE to AXA RE pursuant to this Section 7.3.1 shall be provided at no cost. For purposes of this Agreement, “system” and “IT System” shall mean software only, and not hardware.

7.3.2 Prior to the 5th anniversary of the First Closing Date, without the prior written consent of ALM (which consent shall not be unreasonably withheld), PARIS RE shall not, and shall cause its Affiliates not to, modify any IT System in a manner which would adversely affect the ability of members of the AXA Group to provide the Services hereunder.

7.3.3 After the 5th anniversary of the First Closing Date, PARIS RE may discontinue to maintain and provide access to any IT System; provided that prior to such discontinuation of any IT System, PARIS RE shall (i) transfer and migrate, at PARIS RE’s cost, such discontinued IT System (including codes, title, licenses, all supporting documentation and data pertaining to Serviced Business, in each case in condition reasonably satisfactory to ALM) to ALM or, upon a request from AXA RE, to such other member of the

AXA Group as AXA RE may identify (any such transfer and migration shall include, without limitation, rebuilding of interfaces and training of users) and (ii) procure that members of the AXA Group continue to have uninterrupted access to all IT Systems during such migration and until the respective member of the AXA Group is able to operate such migrated IT System for the benefit of AXA RE; and provided, further, that promptly after the transfer and migration of such IT System, PARIS RE shall, and shall cause its Affiliates to, discontinue all use of such IT System. After such transfer and migration of any IT System, PARIS RE shall provide the transferee of such discontinued IT System with such access to information technology systems of PARIS RE or its Affiliates as may be necessary for the applicable members of the AXA Group to provide Services hereunder. For the avoidance of doubt, PARIS RE agrees that transfer and migration of any IT System pursuant to this Section 7.3.3 does not limit or discharge any other obligations of PARIS RE and its Affiliates under this Agreement.

7.3.4 AXA RE shall have the right to request that PARIS RE perform any modification to or development of any IT System but only to the extent necessary for the provision of Services under this Agreement. AXA RE agrees to reimburse PARIS RE for all reasonable costs directly related to any such modification to or development of any IT System (other than in connection with on-going maintenance) performed by PARIS RE at such request.

ARTICLE 8

COMMENCEMENT AND TERM OF THIS AGREEMENT

8.1 Term. This Agreement shall become effective at the First Closing Date and continue in force until the date when the first of the following occurs: (1) all liabilities are discharged in relation to the Serviced Business; (2) earlier termination pursuant to a provision of this Article 8; and (3) this Agreement is terminated by mutual agreement of the Parties.

8.2 Material Breach. If either Patty breaches any material obligation under the Agreement and has failed to cure such breach within thirty (30) days following receipt of written notice of such breach by the non-breaching Party, then the non-breaching Party may terminate this Agreement by giving written notice to the breaching Party. Such notice of termination shall specify the grounds for termination and designate the date on which termination of this Agreement shall be effective, which date shall not be less than twenty (20) days after the date such notice is deemed to have been given.

8.3 No Prejudice. Termination shall be without prejudice to accrued rights and obligations which accrued under this Agreement prior to the effective date of termination.

8.4 Interruption in Services. If any material delay in performing or failure to perform PARIS RE’s obligations under this Agreement occurs or, in AXA RE’s reasonable judgment, is imminent (whether or not such delay or failure is caused in whole or part by force majeure), AXA RE shall have the right to appoint, with PARIS RE’s consent (which consent shall not be delayed or unreasonably withheld), any Person to provide, on behalf of PARIS RE and at PARIS RE’s cost, the Services to AXA RE until such delay in performing or failure to perform is cured. For the avoidance of doubt, consistent with its duties and obligations under this Agreement, PARIS RE shall make all necessary and reasonable back-up and disaster recovery plans and arrangements to protect the Records and other information and to permit replacement and recovery of lost information.

ARTICLE 9

MISCELLANEOUS

9.1 Payments. Should any payment hereunder by any Party become due and payable on a non-Business Day such payment shall be made on the next succeeding Business Day.

9.2 Modification; Waiver. This Agreement may be modified in any manner and at any time only by a duly authorized written instrument executed by an executive officer of each of the Parties hereto. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Any of the terms and conditions of this Agreement may be waived at any time by AXA RE or PARIS RE by the duly authorized writing of the Party entitled to the benefit of such term or condition. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or non-fulfillment on a future occasion. Unless expressly provided otherwise herein, all remedies, whether under this Agreement or by applicable law or otherwise afforded, will be cumulative and not alternative.

9.3 Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns. Except as expressly provided herein, this Agreement shall not be assignable in whole or in part by any Party hereto without the prior written consent of the other Parties hereto; provided that, with respect to any assignment by PARIS RE to any other member of the PARIS RE Group only, such consent shall not be unreasonably withheld by AXA RE. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any person or entity other than the Parties and their respective successors and permitted assigns.

9.4 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person, any entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.5 Schedules. All Schedules to this Agreement are deemed to be integrated in and to form part of this Agreement in the form and substance from time to time agreed upon between the Parties concerned in writing.

9.6 Entire Agreement. This Agreement, together with the Purchase Agreement, the Master Agreement and the other Ancillary Agreements to which they are a party, constitutes the entire agreement of the Parties with respect to its subject matter and shall supersede all previous agreements and understandings, representations and discussions, written or oral.

9.7 Headings. The headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof.

9.8 Cooperation by AXA RE. AXA RE shall cooperate, to the extent reasonably possible and at PARIS RE’s cost, with PARIS RE and execute and provide such additional documentation as may become necessary or appropriate to enable PARIS RE to fully carry out its responsibilities under this Agreement and to effectuate the intention of the parties under this Agreement.

9.9 No Control. Neither party shall exercise control over the other’s business hours, office location, employees, agents or representatives, except as otherwise provided in this Agreement.

ARTICLE 10

FURTHER ASSURANCES

The Parties shall execute all documents, do all other things and take all other steps reasonably necessary to give full effect to this Agreement.

ARTICLE 11

GOVERNING LAW, DISPUTE RESOLUTION

11.1 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of France and without giving effect to conflicts of law principles.

11.2 Dispute Resolution. Any dispute arising out of or relating to this Agreement, including the breach, termination or invalidity thereof (each, a “Dispute”), shall initially be submitted for resolution pursuant to the applicable provisions of the Master Agreement.

11.3 Jurisdiction. Subject to Section 11.2, all Disputes shall be subject to the exclusive jurisdiction of the competent courts within the jurisdiction of the court of appeals of Paris.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

AXA RE

By:
Title:

PARIS RE

By:
Title:

En accord entre les parties, les présentes ont été reliées par le procédé ASSEMBLACT R.C. empéchant toute substitution ou addition et sont seulement signées à la demière page.

SCHEDULE 3.1

Services

PARIS RE shall provide the Services referred to below, the performance of which shall be binding on AXA RE subject to the other terms of this Agreement (unless otherwise provided below, all references to services shall apply only to the Serviced Business):

(a) Policy Administration. Policy administration, including the giving and receiving of all notices and reports required or permitted or as may be given or received in the ordinary course of the administration of the Policies; pricing, preparation of documents and issuance of Policies; preparation, review, agreement and signing of all endorsements or amendments with respect to the Accommodation Business; preparation, review, agreement and signing of all endorsements or amendments with respect to all other Serviced Business.

(b) Administration of Ceded Reinsurance. Administration of all Inuring Retrocessions, including review, agreement and signing of any slips, facultative certificates, treaty wordings, addenda, endorsements and amendments; including commutations.

(c) Retrocession Recoveries. Retrocession recovery services, including the identification, documentation, evaluation and assertion, billing and collection of amounts due under the terms of any Inuring Retrocessions, Where necessary, the commencement, continuation, defense, compromise, settlement, withdrawal or abandonment of any action, suit arbitration or other proceeding related to such recovery effort.

(d) Claims Handling, Settlements and Commutations. Claims handling services, including adjustment, agreement and settlement of claims; the securing, for the said purposes, of sufficient documentation as deemed appropriate by PARIS RE concerning claims arising from the Serviced Business; establishing appropriate outstanding or known case reserves in respect of reported losses.

Exercising rights to defend or associate in the defense of claims, and defense or pursuit of legal, arbitration and alternative dispute resolution procedures and proceedings.

Appointment of adjusters, lawyers, experts, arbitrators, etc.

With respect to Policies that are not part of the Guaranteed Portfolio (as defined in the Reserve Agreement), commutations of the Policies included within the Serviced Business as PARIS RE shall determine to be appropriate.

(e) Salvage and Subrogation. Pursuit of subrogation and salvage or other recoveries and participating in any scheme to minimize and/or avert loss.

(f) Reporting. Any reporting reasonably required by AXA RE or required by the Quota Share Retrocession Agreement or the Canadian Quota Share Retrocession Agreement, including without limitation, reporting in respect of (i) investment assets, including the calculation of the balance on a quarterly basis, (ii) accounting and cash settlement reports with respect to the Subject Business on a quarterly basis, (iii) provision of reports setting forth the balance and the calculation thereof, of each FW Subaccount (and the FW Canadian Account as defined in the Canadian Quota Share Retrocession Agreement) on a quarterly basis as contemplated by the Quota Share Retrocession Agreement and the Canadian Quota Share Retrocession Agreement, (iv) provision of quarterly and annual financial reporting consistent with AXA RE’s current financial and statutory reporting obligations as a member of the AXA Group, (v) provision of quarterly reports containing overview of operational, technical and accounting information with respect to AXA RE and the Subject Business and (vi) provision of all information required by AXA RE (and/or ALM on behalf of AXA RE) in connection with preparation of its statutory and consolidated accounts and any tax or regulatory returns.

(g) Technical Accounting, Regulatory, Collections. All processing functions; billing and collection of premiums and payments due from cedants and/or brokers and intermediaries, including, without limitation, premiums, audit premiums and retrospectively rated premiums; processing of instructions for payment of premiums, claims or losses (including by reduction of the Funds Withheld Balance and/or the Canadian Funds Withheld Balance), commissions and other deductions and the administration of refunds, returns and adjustments; reconciliation to cedant; inter-company reconciliation; credit control; data control.

(h) Actuarial. Making recommendations for incurred but not reported losses (IBNR) reserves and cooperating with AXA RE in establishing or revising reserves, including after scheduled periodic review; assisting in making or evaluating commutation proposals.

(i) Asset Management. Asset management in respect of assets in each Funds Withheld Account and the FW Canadian Account relating to the Subject Business (including the Guaranteed Portfolio) in accordance with the investment guidelines set forth in Exhibit A hereto or as otherwise agreed between AXA RE and PARIS RE.

(j) General. Administrative and/or technical support in conjunction with all of the above, including data entry or clean-up.

(k) Legal. Advice and assistance on regulatory and licensing issues, and claims and proceedings; drafting of wordings, slips, contracts, agreements and other documents with legal consequences.

(1) Information Technology. Technical support services, including maintenance, management and development of information technology systems.

(m) Investment Back-Office Functions.

(n) Treasury. Treasury functions, including the maintenance of bank accounts (as contemplated by the Run Off Services and Management Agreement, the Quota Share Retrocession Agreement and/or the Canadian Quota Share Retrocession Agreement).

(o) Miscellaneous. Such other services not specifically enumerated above as are reasonably necessary for the orderly administration and run off of the Serviced Business.

Exhibit A to Schedule 3.1 – Investment Guidelines

In connection with provision of the asset management services pursuant to this Agreement, PARIS RE shall comply with the following guidelines:

Asset allocation:

No more that than 10% of the assets in FW Subaccounts and the FW Canadian Account shall be invested in equities, subject to a cure period of 180 days (the first one of which will be deemed to commence at the First Closing).

No assets in FW Subaccounts and the FW Canadian Accounts shall be invested in real estate or similar investments.

Bond portfolio:

Minimum average S&P rating (or equivalent rating of another rating agency) of the invested bond portfolio shall be A-, subject to a cure period of 60 days if breached.

Minimum individual S&P rating (or equivalent rating of another rating agency) of any bond in the bond portfolio shall be BBB, subject to a cure period of 60 days if breached.

Asset Liability Management:

Use commercially reasonable efforts to maintain the duration mismatch between assets and liabilities at 1 year or less but in no event shall such mismatch exceed 18 months.

Use commercially reasonable efforts to avoid currency mismatch between assets and liabilities with respect to each individual FW Subaccount and the FW Canadian Account.

Cash:

Use commercially reasonable efforts to assure that a sufficient portion of each FW Subaccount and the FW Canadian Account is held in cash or cash equivalents to permit the settlement of claims.

SCHEDULE 4.2

CALCULATION OF FEE PAYABLE TO PARIS RE

Fees payable by AXA RE to PARIS RE in respect of Services pursuant to Section 4.2.1 shall be charged at PARIS RE’s cost.

The determination of ‘costs’ will be made based on the following principles:

1. The total costs charged shall reflect the sum of the costs of all departments determined as follows: (the “total cost of each department”) x (the “percentage of the time” of such department spent on the Services for which a remuneration is provided for pursuant to Section 4.2.1).

2. The “total cost of each department” shall mean all costs directly incurred or indirectly allocated to each department. Direct costs include, but are not limited, to the employment cost of the personnel working in the relevant department. Indirect costs include, but are not limited to, the share of the occupancy costs, IT costs and other overhead costs allocated to each department.

3. The “percentage of time” shall be calculated based on declaration of time spent by the personnel of the relevant department to provide Services that should be remunerated pursuant to Section 4.2.1. Such declared time shall then be divided by the total time worked by the personnel of the relevant department during the applicable period in order to obtain the percentage.